                                                                  EXHIBIT 99.2


                         SIMIONE CENTRAL HOLDING, INC.
              SHAREHOLDERS VOTING AGREEMENT AND IRREVOCABLE PROXY


                 THIS SIMIONE CENTRAL HOLDING, INC. SHAREHOLDERS VOTING AGREEMENT AND IRREVOCABLE PROXY (this "Agreement") is made and entered into as of this ___ day of __________,1996 by and among ________________________________
________________________________________________________________________________
(collectively, the "Holders" and Gary M. Bremer ("Bremer").

                                 INTRODUCTION:

                 Each of the Holders have acquired shares of Class A common stock ("Common Stock") of Simione Central Holding, Inc. (the "Company") pursuant to certain Stock Subscription Agreements, and have agreed to give Bremer an irrevocable proxy coupled with an interest to vote their shares of Common Stock acquired pursuant thereto for the period set forth in this Agreement.

                 NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, each of the Holders and Bremer hereby agree as follows:


                 1. REPRESENTATIONS BY BREMER. Bremer hereby represents and warrants to each of the Holders that (a) he has the full power and capacity necessary to enter into and perform his obligations under this Agreement; (b) he has read all provisions of this Agreement, understands each of such provisions, and voluntarily agrees to be bound thereby; (c) he has duly executed and delivered this Agreement, and this Agreement is his valid and binding obligation enforceable in accordance with its terms; and (d) the execution and delivery of this Agreement by Bremer and the consummation by him of the transactions contemplated for him hereby do not require the consent, waiver, approval, license or authorization of or any filing with any person or public authority, and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or lapse of time or both would become a default), or give rise to rights of termination, amendment or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of such person under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree or restriction by which he or any of his properties or assets is bound.

                 2. REPRESENTATIONS BY EACH HOLDER. Each Holder hereby represents and warrants to the other Holders and Bremer that (a) he has the full power and capacity necessary to enter into and perform his obligations under this Agreement; (b) he has read all provisions of this Agreement, understands each of such provisions, and voluntarily agrees to be bound thereby; (c) he has duly executed and delivered this Agreement, and this Agreement is his valid and binding obligation enforceable in accordance with its terms; (d) the execution and delivery of this Agreement by such person and the consummation by it of the transactions contemplated for it hereby do not require the consent, waiver, approval, license or authorization of or any filing with any person or public authority, and will not violate, result in a breach of, or the acceleration of any obligation under, or constitute a default (or an event which with notice or lapse of time or both would become a default), or give rise to rights of termination, amendment or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of such person under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree or restriction by which such person or any of their respective properties or assets is bound; (e) such person is the beneficial owner of, and acquired pursuant to the Simione Central Holding, Inc. Stock Subscription Agreement as of the date first set forth above, the number of shares of Common Stock set forth opposite his/her name on Annex A hereto (the "Shares"), free and clear of all liens, charges, claims, encumbrances and security interests of any nature whatsoever, except for the security interest in the Shares given to the Company pursuant to the Security Agreement as of even date herewith between the Holder and the Company; and (f) except with respect to this Agreement, such person has not granted, and no affiliate of such person has granted, any proxy or interest in or with respect to any Shares, deposited any Shares into any voting trust or entered into any voting agreement or other arrangement with respect to any Shares.

                 3.       IRREVOCABLE PROXIES.

                          (a) Each Holder hereby designates, constitutes and
                 appoints Bremer during the term of this Agreement as such Holder's true and lawful proxy and attorney-in-fact, with full power of substitution, to vote, and execute shareholder consents pursuant to O.C.G.A. Section 14-2-704 with respect to, his/her Shares for and in the name, place and stead of such Holder, with respect to all matters for which Holder would otherwise be permitted to vote the Shares pursuant to the Articles of Incorporation and Bylaws of the Company and Georgia law. ALL POWER AND AUTHORITY HEREBY CONFERRED PURSUANT TO THE FOREGOING PROXY RELATING TO SUCH HOLDER'S SHARES OF COMMON STOCK ARE COUPLED WITH AN INTEREST AND ARE IRREVOCABLE.

                          (b)     Each Irrevocable Proxy granted in this
                 Section is specifically granted in consideration of the execution and delivery of this Agreement pursuant to O.C.G.A.
                 Section 14-2-731. Each Holder agrees that such Holder's proxy is coupled with an interest sufficient in law to support an irrevocable power and shall not be terminated by any act of such Holder, by lack of appropriate authority or by the occurrence of any other event or events other than pursuant to
                 Section 3(c) hereof.

                          (c) The Irrevocable Proxies granted in this Section shall terminate upon the earliest of:

                                   (i)     March ___, 2001 (unless extended
                          by mutual agreement of the parties hereto);

                                   (ii)    the death or disability of Bremer.
                          For purposes of this paragraph (ii), Bremer shall be deemed subject to a "disability" if any of the following three events occurs: (A) Bremer is determined to be totally disabled under, and for purposes of, a contract of employment with or any health or disability plan of the Company or another corporation controlling, controlled by, or under common control with the Company (an "Affiliate") under which Bremer is employed or which covers Bremer; (B) Bremer is found to be entitled to "total disability" benefits under any disability income insurance policy; (C) Bremer is found to be entitled to Social Security disability benefits;

                                   (iii)   upon termination, for any reason, of
                          Bremer's employment with the Company (and all of its Affiliates) such that Bremer is no longer employed on a full-time basis by any of Simione Central Holding, Inc. or its Affiliates; or

                                  (iv) the first day on which equity securities
                          of the same class as the Common Stock covered by a registration statement filed in accordance with the Securities Act of 1933, as amended, may lawfully be offered and sold pursuant to such registration statement.

                 4.       COVENANTS OF EACH HOLDER.

                          (a) Each Holder hereby covenants and agrees that until this Agreement is terminated in accordance with the terms hereof, such person will not grant any proxy or interest in or with respect to any Shares, or deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares. If a Holder transfers any Shares, all Shares so transferred shall remain subject to the terms and provisions of this Agreement, including without limitation the provisions of Section 3 hereof granting Irrevocable Proxies and the covenants and agreements under this Section
                 4). Upon any transfer any of Shares the transferor agrees to cause the transferee promptly to execute and deliver a signed writing acknowledging that the shares so transferred remain subject to this Agreement as aforesaid.

                          (b) Each of Bremer and the Holders shall not engage in any action or omit to take any action which action or omission would have the effect of preventing or disabling such person or any other party hereto from performing its obligations under this Agreement.

                          (c) Each Holder understands and agrees that the certificate representing his/her Shares may bear an appropriate legend indicating that the Shares are subject to this Agreement.

                          (d) Bremer agrees that until this Agreement is terminated in accordance with the terms hereof he will vote all of his Shares in the same manner as the Shares of the other Holders are voted.

                 5. SPECIFIC PERFORMANCE. Each of Bremer and the Holders acknowledge that there would be no adequate remedy at law and that irreparable injury would occur if such person or any other party hereto fails to perform any of its obligations under this Agreement or if the proxy relating to any of Shares is revoked or terminated in contravention of this Agreement. In such event, each such person agrees that each other party hereto shall have the right, in addition to any other rights it may have at law or in equity, to specific performance of this Agreement and that it will not take any action to impede the efforts to enforce such right of specific performance.

                 6. ADDITIONAL SHARES. In the event that during the term of this Agreement:

                          (a)     Any stock dividend, stock split,
                 reclassification, readjustment, or other change is declared or made in the capital structure of the Company all new, substituted, and additional shares, or other securities, issued with respect to the Shares, by reason of any such change and received by each Holder shall constitute Shares subject to the terms of this Agreement; and

                          (b) Subscriptions, warrants or any other rights or options are issued in connection with the Shares, all new stock or other securities acquired through such subscription, warrants, rights or options by each Holder shall constitute Shares subject to the terms of this Agreement.

                 7. BINDING AGREEMENT. The provisions of this Agreement shall be construed and interpreted, and all rights and obligations of the parties hereto determined, in accordance with the laws of the State of Georgia. This Agreement, constitutes the entire Agreement among the parties with respect to the matters addressed herein and may not be modified except by a writing executed by all of the parties. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument.

                 8. SEVERABILITY. If any paragraph or part thereof shall for any reason be held or adjudged to be invalid, illegal or unenforceable by any court of competent jurisdiction, such paragraph or part thereof so adjudicated invalid, illegal or unenforceable shall be deemed separate, distinct and independent, and the remainder of this Agreement shall remain in full force and effect and shall not be affected by such holding or adjudication.

                 9. TERMINATION. This Agreement shall terminate upon the termination of the Irrevocable Proxy as set forth in Section 3(c) hereof.

                 IN WITNESS WHEREOF, Holders and Bremer have duly executed and delivered this Agreement as of the day and year first written above.


                           ----------------------


                           ----------------------


                           ----------------------


                           ----------------------


                           ----------------------


                           ----------------------


                           ----------------------


                           ----------------------


                           ----------------------


                           ----------------------


                           ----------------------


                           ----------------------


                           ----------------------

                                    ANNEX A



NAME                                                            NUMBER OF SHARES
----                                                            ----------------